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                                  NEWS RELEASE


FOR IMMEDIATE RELEASE: December 18, 2001

CONTACT: Robert G. Tomlinson                           Patrick W. Hurley
         Chief Executive Officer                       Chief Financial Officer
         (303) 320-8800                                (303) 320-8800


                  SPORT-HALEY, INC. ANNOUNCES FURTHER INCREASE
                           IN STOCK REPURCHASE PROGRAM

Denver, Colorado - December 18, 2001 - Sport-Haley, Inc. (NASDAQ NMS - SPOR) (the "Company") announced today that the Board of Directors authorized the officers of the Company to repurchase an additional 400,000 shares of the Company's issued and outstanding common stock in accordance with the Company's previously announced stock repurchase program, provided such purchase(s) comply in all respects with all applicable Securities and Exchange Commission regulations. As governed by the program, repurchases of the Company's common stock may be made from time to time in the open market at prevailing market prices or in privately negotiated transactions. The Company has no commitment or obligation to obtain all or any portion of the shares authorized for repurchase.

Prior to this announcement, the Company had cumulatively repurchased substantially all of the shares in the program that were previously authorized for repurchase. During fiscal 2002, the Company has repurchased 427,000 shares of its common stock in unsolicited transactions. The additional 400,000 shares authorized for repurchase represent approximately 14% of the Company's 2,845,985 shares of common stock issued and outstanding as of this date. Since the inception of the repurchase plan in December 1994, the Company cumulatively has expended approximately $12 million for the repurchase of 2,111,400 of the 2,120,000 shares previously authorized for repurchase.

"Sport-Haley's Board of Directors concurs that our common stock is undervalued," said Robert G. Tomlinson, CEO and Chairman of the Board. "Our common stock consistently trades at less than $3 per share while our book value per share exceeds $8 per share and cash and receivables alone have a book value of at least $4.50 per share. The Company also has no outstanding debt. The Board believes that the continuation of the repurchase program is in the best interests of the Company's shareholders. The Board considers repurchases of the Company's common stock to be a better use of available corporate funds than other investment alternatives."

Repurchases of shares in the manner described will not cause the Company's common stock to be held of record by fewer than 300 persons, nor will it cause the Company's common stock to be ineligible for listing on the Nasdaq National Market(R). Therefore, the Company will not file a Schedule 13E-3 with the U.S. Securities and Exchange Commission under the Security Exchange Act of 1934, as amended, in connection with its repurchase of all or part of the authorized shares. Further, because the repurchases of shares are not being made in transactions that would constitute a tender offer, the Company will not file a Schedule TO in connection with its repurchase of all or part of the authorized shares.

                                    - MORE -
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                  SPORT-HALEY, INC. ANNOUNCES FURTHER INCREASE
                     IN STOCK REPURCHASE PROGRAM (CONTINUED)

Sport-Haley, Inc. designs, contracts for the manufacture of, and markets quality men's and women's fashion golf apparel and outerwear under the HALEY(R) label. The Company's fashion golf apparel is known for its innovative styling, high quality fabrics, generous fit and classic appearance. HALEY(R) apparel is primarily sold in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts throughout the United States and internationally. The Company also sells to corporate, college, university, and other markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; and other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategy, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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